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                                                                    EXHIBIT 23.3

The Board of Directors
Eclipsys Corporation:

     The audits of the financial statements of SDK Healthcare Information Systems referred to in our report dated June 12, 1997, included the related financial statement schedule as of April 30, 1997, and for each of the years in the two-year period ended April 30, 1997, included in the registration statement. This financial statement schedule is the responsibility of management of SDK Healthcare Information Systems. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

     We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

                                          /s/  KPMG Peat Marwick LLP

Boston, Massachusetts
April 22, 1998